Exhibit 99.2

Poore Brothers Names Mr. Ashton Asensio

as New Independent Director and Audit Committee Member

GOODYEAR, Ariz. - February 21, 2006 - Poore Brothers (Nasdaq: SNAK) is pleased to announce the appointment of Mr. Ashton D. Asensio as a Director and member of the Audit Committee, effective February 16, 2006.

Mr. Asensio is a financial and operations consultant with over 35 years of leadership experience.  From 2001 to 2003, Mr. Asensio was General Manager and Chief Financial Officer of Apex Security Group, LLC, managing day-to-day operations.  Mr. Asensio has served several companies as Chief Financial Officer and was an audit manager for KPMG.  Mr. Asensio received his Bachelor of Science degree in accounting from Florida Atlantic University and received his Master of Accounting degree from Florida State University.

“Mr. Asensio’s significant financial and operating background, including substantial financial and merger and acquisition experience, is welcomed by the Board of Directors.  We expect he will add great value to the audit committee as well as support and guidance to the management team’s efforts to increase shareholder value through strategic acquisitions and growth of our existing brands” commented Board Chairman Larry Polhill.

The Company also communicated that the Company received a Nasdaq Staff Deficiency Letter on February 17, 2006 indicating that the Company had failed to comply with the audit committee composition requirements for continued listing set forth in Marketplace Rule 4350(d)(2)(A) due to having only two audit members for one day. The Letter further indicated that after Mr. Asensio’s appointment to the Board and Audit Committee on February 17, 2006, the Company was in compliance and Nasdaq considered the matter closed, subject to the Company’s issuance of a public announcement with respect to the matter.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.